AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO ANNUITY BENEFIT FORMS

This Endorsement is part of the Certificate and is effective upon receipt.

The following table is added at the end of the Section “Payment of Annuity Benefits” in Part III – ANNUITY BENEFITS of the Certificate:

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM

Annuity Benefit Payable monthly provided by an application of $1,000

Fixed Annuity Benefit Life Annuity Form		Fixed Annuity Benefit Payable on the Joint and Survivor Life Annuity Form – 100% Continuation
Annuitization Age	Monthly Factor Unisex	Age	71	75	80	85	90	95
71	4.85	71	4.05	4.22	4.40	4.55	4.66	4.73
72	4.99	72		4.27	4.48	4.64	4.77	4.85
73	5.13	73		4.33	4.55	4.74	4.87	4.97
74	5.28	74		4.39	4.63	4.83	4.99	5.09
75	5.44	75		4.44	4.70	4.93	5.10	5.22
76	5.61	76			4.78	5.03	5.22	5.36
77	5.79	77			4.86	5.13	5.35	5.50
78	5.99	78			4.93	5.23	5.47	5.64
79	6.19	79			5.01	5.33	5.60	5.79
80	6.41	80			5.08	5.43	5.73	5.95
81	6.64	81				5.54	5.87	6.11
82	6.88	82				5.64	6.00	6.28
83	7.15	83				5.74	6.14	6.44
84	7.42	84				5.85	6.28	6.62
85	7.72	85				5.95	6.42	6.79
86	8.04	86					6.56	6.97
87	8.38	87					6.70	7.15
88	8.75	88					6.84	7.33
89	9.13	89					6.98	7.51
90	9.52	90					7.11	7.69
91	9.92	91						7.86
92	10.32	92						8.03
93	10.72	93						8.19
94	11.13	94						8.34
95	11.57	95						8.50

The Guaranteed Payments will be calculated on the same actuarial basis as shown in the “Tables of Guaranteed Annuity Payments” in the Certificate. Other Joint and Survivor Life Annuity Forms between ages 71 and 95 not shown above will be calculated on the same actuarial basis as shown in the “Tables of Guaranteed Annuity Payments” in the Certificate.

2018EQV100TGAP-TSA-G(95)

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Dave S. Hattem, Senior Executive Director,
Chairman of the Board and Chief Executive Officer]	Secretary and General Counsel ]

2018EQV100TGAP-TSA-G(95)